Exhibit 99.1

Seagen Reports First Quarter 2023 Financial Results

-Total Revenues of $520 Million in 1Q23, Including Net Product Sales of $469 Million-
-PADCEV® Granted FDA Accelerated Approval in Combination with KEYTRUDA® as First-Line Treatment for Cisplatin-Ineligible Patients with Locally Advanced or Metastatic Urothelial Cancer-
-Presented Data at AACR on Multiple Targeted Cancer Pipeline Assets Highlighting Emerging Next-Generation Antibody Drug Conjugate (ADC) Technologies-
-Previously Announced Agreement to be Acquired by Pfizer with Transaction Expected to Close Late 2023 or Early 2024-

BOTHELL, Wash. — April 27, 2023 — Seagen Inc. (Nasdaq:SGEN) (Seagen or the Company) reported financial results today for the first quarter ended March 31, 2023. The Company also highlighted performance across its approved product portfolio, development accomplishments, and progress across its differentiated oncology pipeline of innovative ADCs and targeted therapies.
“Seagen delivered strong performance in the first quarter, with significant growth of 22 percent for both total revenue and net product sales, compared to 2022, driven by our multi-product commercial portfolio,” said David Epstein, Chief Executive Officer of Seagen. “This month the FDA granted accelerated approval for PADCEV with KEYTRUDA for first-line treatment of patients with locally advanced or metastatic urothelial cancer who are ineligible for cisplatin. Additionally, the NCCN Guidelines for bladder cancer were recently updated to include the combination as a preferred regimen in this setting. This new indication substantially expands the number of addressable patients for this first-in-class therapy."
“In addition, this month we presented 17 abstracts at the American Association for Cancer Research (AACR) Annual Meeting, including clinical and preclinical data from our early-stage pipeline” added Mr. Epstein. “At the upcoming American Society of Clinical Oncology (ASCO) Annual Meeting we will be presenting data from more than a dozen abstracts, including an oral presentation on long-term follow-up data from the combination of PADCEV and KEYTRUDA as well as updated data for SGN-B6A, a vedotin ADC targeting integrin beta-6, which is highly expressed in multiple solid tumors. We continue to link innovation to impact as we work to optimize the potential of our commercial products, prioritize the development of our most transformational pipeline assets and develop next-generation ADC technologies through the exploration of new payloads and linkers. Together with Pfizer, we will accelerate our ability to deliver transformative cancer medicines to more patients in need around the world.”

PRODUCTS HIGHLIGHTS
PADCEV
•Received FDA Accelerated Approval for PADCEV with KEYTRUDA for First-Line Treatment of Locally Advanced or Metastatic Urothelial Cancer (la/mUC): In April 2023, Seagen, Astellas and Merck announced the FDA granted PADCEV (enfortumab vedotin-ejfv) with KEYTRUDA (pembrolizumab) accelerated approval in the U.S. as a combination therapy for the treatment of adult patients with la/mUC who are not eligible to receive cisplatin-containing chemotherapy. It is the first treatment option combining an ADC with a PD-1 inhibitor in this patient population. Continued approval for this indication is contingent upon verification and description of clinical benefit in the EV-302 confirmatory trial, which has completed patient enrollment. An extension study has been initiated in China which continues to enroll patients.
•NCCN Clinical Practice Guidelines in Oncology (NCCN Guidelines®) for Bladder Cancer Updated to Include PADCEV and KEYTRUDA Combination as Preferred Regimen: In April 2023, based on the results of the EV-103 trial, the NCCN Guidelines were updated to include PADCEV with KEYTRUDA as a Preferred Regimen (Category 2A) for first-line therapy for patients with la/mUC who are not eligible to receive cisplatin-containing chemotherapy.
•Biologics License Application (BLA) Accepted by China's National Medical Products Administration (NMPA): In March 2023, the Center for Drug Evaluation (CDE) of the NMPA has accepted the BLA for PADCEV for the treatment of patients with la/mUC who received prior treatment with a PD-1/L1 inhibitor and platinum-based chemotherapy.
TUKYSA
•Received FDA Accelerated Approval of TUKYSA in Combination with Trastuzumab for People with Previously Treated RAS Wild-Type, HER2-Positive Metastatic Colorectal Cancer: In January 2023, the FDA granted accelerated approval to TUKYSA in combination with trastuzumab for adult patients with RAS wild-type, HER2-positive unresectable or metastatic colorectal cancer that has progressed following treatment with fluoropyrimidine-, oxaliplatin- and irinotecan-based chemotherapy. This is the first FDA-approved treatment specifically for HER2-positive metastatic colorectal cancer. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.
ADCETRIS
•Received Orphan Drug Exclusivity (ODE) from FDA for Pediatric Indication: ODE provides seven years of market exclusivity for the recently approved indication of ADCETRIS for children with previously untreated high risk Hodgkin lymphoma. The FDA approved this new indication in November 2022.
TIVDAK
•Completed Targeted Enrollment in Global Phase 3 Clinical Trial in Previously Treated Advanced Cervical Cancer: In February 2023, Seagen and our partner Genmab completed patient enrollment in the innovaTV 301 trial evaluating TIVDAK versus investigator’s choice of chemotherapy in previously treated recurrent or metastatic cervical cancer. The trial is intended to support global registrations and potentially serve as a confirmatory trial for the accelerated approval of TIVDAK in the U.S. An extension study has been initiated in China which continues to enroll patients.
•Presented Data from innovaTV 207 Trial in Solid Tumors at the AACR Annual Meeting: In April 2023, Seagen presented data from an interim analysis of Part C from the innovaTV 207 phase 2 study of TIVDAK given every 2 weeks in patients with recurrent or metastatic squamous cell carcinoma of the head and neck who have progressed on or after prior platinum combination, immunotherapy and targeted therapy, if eligible. Preliminary data based on the first 15 patients demonstrated encouraging antitumor activity with a confirmed overall response rate of 40% and a manageable safety profile.
PIPELINE PROGRAMS
•Presented Multiple Abstracts on Early-Stage Pipeline at the AACR Annual Meeting: Early-stage pipeline data included clinical, preclinical and discovery research programs. The first clinical data was presented for SEA-TGT that demonstrated a manageable and tolerable safety profile with initial monotherapy antitumor activity in solid tumors and lymphomas. In addition, data on multiple new ADC technologies were presented. These included the first preclinical data from Seagen and Sanofi for a novel topoisomerase I inhibitor ADC targeting CEACAM5, which demonstrated potent antitumor activity in patient-derived colorectal cancer models.
For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.

UPCOMING DATA PRESENTATIONS
•Presenting Multiple Abstracts at the ASCO Annual Meeting: Seagen will present over a dozen abstracts at the ASCO Annual Meeting taking place June 2-6, demonstrating continued progress of the company’s clinical pipeline. Two oral presentations will highlight long-term follow-up data from a clinical trial of PADCEV in combination with KEYTRUDA, EV-103 dose-escalation and Cohort A, and initial data from a Phase 2 basket study of TUKYSA and trastuzumab in previously treated HER2-positive metastatic biliary tract cancer. Additionally, updated Phase 1 data will be presented for SGN-B6A.
CORPORATE HIGHLIGHT
•Proposed Acquisition of Seagen by Pfizer: In March 2023, Seagen and Pfizer announced they have entered into a definitive merger agreement under which, on the terms and subject to the conditions thereof, Pfizer will acquire Seagen for $229 in cash per Seagen share for a total enterprise value of $43 billion. Pfizer and Seagen seek to accelerate the next generation of cancer breakthroughs and bring new solutions to patients by combining the power of Seagen’s ADC technology with the scale and strength of Pfizer’s capabilities and expertise. The Boards of Directors of both companies have unanimously approved the transaction. The companies expect to complete the transaction in late 2023 or early 2024, subject to fulfillment of customary closing conditions, including approval of Seagen’s stockholders and receipt of required regulatory approvals.
FIRST QUARTER AND THREE-MONTHS 2023 FINANCIAL RESULTS
Revenues: Total revenues for the first quarter of 2023 were $520 million, compared to $426 million for the same period in 2022, primarily driven by growth in net product sales.

Revenues included the following components:

	Three months ended March 31,
(dollars in millions)	2023	2022	% Change
Total Net Product Sales	$469	$383	22%
ADCETRIS	$243	$181	34%
PADCEV	$119	$100	18%
TUKYSA	$87	$90	(3)%
TIVDAK	$19	$11	71%
Royalty Revenues	$30	$28	7%
Collaboration and License Agreement Revenues	$21	$15	38%
Note: Sum of product sales may not equal total net product sales due to rounding. Percent change reflects actual (unrounded) values.
•Net Product Sales: The increases in net product sales for the first quarter of 2023 compared to the same period in 2022 were driven by continued commercial execution. ADCETRIS performance was primarily attributed to volume growth, driven by greater use in frontline advanced Hodgkin lymphoma and an increase in diagnosis rates. PADCEV growth was primarily a result of additional eligible patients in the second-line, post-checkpoint maintenance setting for metastatic urothelial cancer, driven by continued penetration of checkpoint inhibitors in the first-line setting. TUKYSA performance reflects competitive dynamics in its breast cancer indication as well as early contributions from its colorectal cancer indication. TIVDAK growth reflects continued uptake in its current indication.
•Royalty Revenues: Royalty revenues were primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda as well as royalties from sales of Polivy® (polatuzumab vedotin) by Roche, which is an ADC that uses Seagen technology.
•Collaboration and License Agreement Revenues: The increase in collaboration and license agreement revenues was primarily driven by higher royalties from Astellas’ sales of PADCEV in its territory.

Cost of Sales: Cost of sales for the first quarter in 2023 were $112 million, compared to $88 million for the same period in 2022. The increases were primarily driven by higher sales of our medicines and the related gross profit share amounts owed to collaboration partners, which were $64 million in the first quarter in 2023, compared to $53 million for the same period in 2022. Cost of sales also reflects amortization of TUKYSA acquired in-process technology costs, third-party royalties owed for PADCEV and TUKYSA net product sales, and cost of products sold.
Research and Development (R&D) Expenses: R&D expenses for the first quarter in 2023 were $356 million, compared to $298 million for the same period in 2022 reflecting continued investment in clinical development of the Company's approved drugs and pipeline programs.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the first quarter in 2023 were $236 million, compared to $174 million for the same period in 2022. The increases in 2023 were driven by ongoing commercialization efforts, as well as $30 million in expenses associated with the pending acquisition by Pfizer and other corporate activities.
Non-cash, share-based compensation expense for the three months ended March 31, 2023 was $64 million, compared to $44 million for the same period in 2022.
Net Loss: Net loss for the first quarter of 2023 was $175 million, or $0.93 per diluted share. Net loss for the first quarter of 2022 was $136 million, or $0.74 per diluted share.
Cash and Investments: As of March 31, 2023, Seagen had $1.5 billion in cash and investments.
2023 FINANCIAL OUTLOOK AND CONFERENCE CALL
Given the pending acquisition of Seagen by Pfizer, Seagen will no longer be providing financial guidance for 2023 and will not be hosting its quarterly conference call and does not expect to do so for future quarters. Earnings materials are available publicly on the Investor Relations page of our website at investor.seagen.com. Please direct any questions to Seagen Investor Relations at the contact information below.

About Seagen
Seagen Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on our marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to Pfizer’s proposed acquisition of the Company; the anticipated timing of completion of the proposed acquisition; the Company’s potential to achieve the noted development and regulatory milestones in 2023, in future periods or at all; the Company’s pipeline and technologies; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the potential for the EV-302 clinical trial and the innovaTV 301 clinical trial to serve as confirmatory trials to support the continued approval of PADCEV in its first-line la/mUC indication in the U.S. or of TIVDAK in its indication in the U.S., respectively; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA, TIVDAK, the Company’s product candidates and the products and product candidates of its licensees and collaborators; plans with respect to regulatory submissions; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by Seagen stockholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that competing offers may be made; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or Seagen’s business; risks related to the financing of the transaction; the risks that the Company’s ADCETRIS, PADCEV, TUKYSA and TIVDAK net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV, TUKYSA and TIVDAK due to competition, adverse events, regulatory action, reimbursement, market adoption by physicians, drug pricing reform, impacts associated with COVID-19 or other factors; the risk that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; the possibility that the Company may encounter challenges in commercializing its therapeutic agents, including with respect to reimbursement, compliance, operational or other matters; the possibility of delays or setbacks in obtaining pricing and reimbursement approvals or otherwise commercializing PADCEV and TUKYSA in Europe and other jurisdictions; risks relating to the Company’s collaboration agreements and its ability to achieve progress dependent milestones thereunder; risks related to the COVID-19 pandemic and resulting economic, financial and healthcare system disruptions; risks associated with the ongoing military conflict between Russia and Ukraine, related sanctions imposed against Russia, and related economic, financial and geopolitical disruptions; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; and changes in laws, regulations, rates and policies;. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s subsequent periodic reports filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional Information and Where to Find It
In connection with the proposed transaction with Pfizer, Seagen will be filing documents with the SEC, and has filed a definitive proxy statement relating to the proposed transaction. The definitive proxy statement has been mailed to Seagen’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by Seagen with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at Seagen’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in Seagen’s proxy statement. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, or at investor.seagen.com.
No Offer or Solicitation
This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.
Participants in the Solicitation
Seagen and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Seagen in favor of the proposed transaction with Pfizer. Information about Seagen’s directors and executive officers is set forth in Seagen’s proxy statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2023. Additional information concerning the interests of Seagen’s participants in the solicitation, which may, in some cases, be different than those of Seagen’s stockholders generally, is set forth in Seagen’s proxy statement relating to the proposed transaction. These documents are available free of charge at the SEC’s web site at www.sec.gov and at investor.seagen.com.
Seagen Contacts:
For Investors
Douglas Maffei, Ph.D.
Vice President, Investor Relations
(425) 527-4881
dmaffei@seagen.com

For Media
David Caouette
Vice President, Corporate Communications
(310) 430-3476
dcaouette@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues:
Net product sales	$468,639	$383,086
Royalty revenues	30,178	28,181
Collaboration and license agreement revenues	20,902	15,193
Total revenues	519,719	426,460
Costs and expenses:
Cost of sales	111,776	87,626
Research and development	356,015	297,659
Selling, general and administrative	236,441	174,225
Total costs and expenses	704,232	559,510
Loss from operations	(184,513)	(133,050)
Investment and other income (loss), net	14,400	(2,190)
Loss before income taxes	(170,113)	(135,240)
Provision for income taxes	4,624	1,254
Net loss	$(174,737)	$(136,494)
Net loss per share - basic and diluted	$(0.93)	$(0.74)
Shares used in computation of per share amounts - basic and diluted	186,889	183,647

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2023	December 31, 2022
Assets
Cash, cash equivalents and investments	$1,490,272	$1,735,070
Other assets	2,053,024	1,939,462
Total assets	$3,543,296	$3,674,532
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$713,228	$818,404
Long-term liabilities	106,912	52,309
Stockholders’ equity	2,723,156	2,803,819
Total liabilities and stockholders’ equity	$3,543,296	$3,674,532